This pricing supplement amends and restates the pricing supplement filed on December 3, 2012.
November 2012 MSELN-22 Registration Statement No. 333-171806 Dated November 29, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$4,385,810 ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)
The ELKS do not guarantee the repayment of principal.  The ELKS offer the opportunity for investors to earn a fixed monthly coupon payment.  The payment at maturity due on the ELKS will be, in addition to the final coupon payment, either (i) the stated principal amount or (ii) if the final share price of the underlying stock is below the downside threshold level on the valuation date, a number of shares of the underlying stock, or at our option, the cash value of those shares, that will be significantly less than the principal amount of the ELKS.  As a result, investors must be willing to accept the risk of receiving shares of the underlying stock, or the cash value of those shares, that are worth significantly less than the stated principal amount of the ELKS and could be zero. Accordingly, investors could lose their entire initial investment in the ELKS.  Investors will not participate in any appreciation of the underlying stock.  The ELKS are for investors who are willing to risk their principal through a single stock-linked investment but are willing to forgo the opportunity to participate in any appreciation in the price of the underlying stock in exchange for the above-market coupon.  The ELKS are senior unsecured obligations of Royal Bank of Canada, issued as part of Royal Bank of Canada’s Series E Senior Global Medium-Term Notes program.  All payments on the ELKS are subject to the credit risk of Royal Bank of Canada.  “ELKS” is a registered service mark of Citigroup Global Markets Inc. used under license.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying stock:	Common stock of Freeport-McMoRan Copper & Gold Inc. (Bloomberg symbol: “FCX”)
Aggregate principal amount:	$4,385,810
Stated principal amount:	$10.00 per ELKS
Issue price:	$10.00 per ELKS (see “Commissions and issue price” below)
Pricing date:	November 29, 2012
Original issue date:	December 4, 2012 (3 business days after the pricing date)
Valuation date:	May 29, 2013
Maturity date:	June 3, 2013
Coupon:	12.30% per annum (approximately equivalent to $0.615 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.
Coupon payment dates:	Monthly, on the 4th of each month, beginning on January 4, 2013.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the final coupon payment
• If the final share price is less than the downside threshold level:
(i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the valuation date, or (ii) at our option, the cash value of those shares as of the valuation date, in each case, together with the final coupon payment.

Exchange ratio:	0.2547, which is the stated principal amount divided by the initial share price
Adjustment factor:	1.00, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$31.41, which is equal to 80% of the initial share price
Initial share price:	$39.26, which is equal to the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on that date
CUSIP:	78008W628
ISIN:	US78008W6286
Listing:	The ELKS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per ELKS	$10.00	$0.15	$9.85
Total	$4,385,810.00	$65,787.15	$4,320,022.85
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC (“MSWM”) as a fixed sales commission of $0.15 for each of the ELKS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”

The ELKS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 4.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these ELKS, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The ELKS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the ELKS” at the end of this document.

Prospectus Supplement dated January 28, 2011
Prospectus dated January 28, 2011

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Investment Summary

The ELKS provide an opportunity for investors to receive a fixed monthly coupon payment.

If the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the final monthly coupon payment.  However, if the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and receive (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor as of the valuation date or (ii) at our option, the cash value of those shares, in each case, together with the final coupon payment.  The value of those shares (or that cash) will be less than 80% of the stated principal amount of the ELKS and could be zero.  Investors in the ELKS must be willing to accept the risk of losing their entire principal.  In addition, investors will not participate in any appreciation of the underlying stock.

Maturity:	Approximately 6 months
Coupon:	12.30% per annum (equivalent to $0.615 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the ELKS.
Downside threshold level:	$31.41, which is equal to 80% of the initial share price

Key Investment Rationale

The ELKS provide investors with a coupon that is greater than the current dividend rate on the underlying stock and greater than the rate we would pay on a conventional debt security with the same maturity.  In exchange, investors will be subject to the risk that they will receive shares of the underlying stock (or, if we so elect, the cash value of such shares, determined as of the valuation date) worth less than the stated principal amount if the closing price of the underlying stock is below the downside threshold level on the valuation date.  The ELKS do not guarantee the return of any principal and offer no potential for investors to participate in any appreciation of the underlying stock.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying equity. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Par Scenario
The final share price is greater than or equal to the downside threshold level.
▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the final monthly coupon payment.
▪    Investors will not participate in any appreciation of the underlying stock from the initial share price.

Downside Scenario
The final share price is less than the downside threshold level.
▪    The payment due at maturity will be (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the valuation date, or (ii) at our option, the cash value of those shares as of the valuation date, in each case, plus the final monthly coupon payment.
▪    Investors will lose some and may lose all of their principal amount in this scenario.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS  for a range of hypothetical closing prices for the underlying stock on the valuation date.

The hypothetical examples are based on the following terms:

Stated principal amount (per ELKS):	$10.00
Initial share price:	$39.26 (the closing price of one share of the underlying stock on the pricing date)
Exchange ratio:	0.2547 (the $10 stated principal amount per ELKS divided by the initial share price)
Downside threshold level:	$31.41 (80.00% of the initial share price)
Annual coupon:	12.30%
Hypothetical annualized dividend yield:	3.20%

This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS on a $10.00 investment in the ELKS.  If the closing price of the underlying stock is at or above the downside threshold level of $31.41 on the valuation date, the payment at maturity in each of these examples would be a $10.00 payment of cash, plus the final monthly coupon payment.  If the closing price of the underlying equity is below the downside threshold level of $31.41 on the valuation date, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying stock closing price on valuation date	Value of payment per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying stock	Total return on the ELKS
$0.00	$0.00*	$0.615	$0.615	-98.40%	-93.85%
$10.00	$2.55*	$0.615	$3.162	-72.93%	-68.38%
$25.00	$6.37*	$0.615	$6.983	-34.72%	-30.17%
$31.38	$7.99*	$0.615	$8.608	-18.47%	-13.92%
$35.00	$10.00	$0.615	$10.615	-9.25%	6.15%
$39.26	$10.00	$0.615	$10.615	1.60%	6.15%
$55.00	$10.00	$0.615	$10.615	41.69%	6.15%
$70.00	$10.00	$0.615	$10.615	79.90%	6.15%
$85.00	$10.00	$0.615	$10.615	118.11%	6.15%
$100.00	$10.00	$0.615	$10.615	156.31%	6.15%
*In this case, the investor, at our option, may receive shares of the underlying stock at maturity.  Please note that the value of these shares may decrease between the valuation date and the maturity date, in which case the investor’s total return on the ELKS will decrease.

It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the closing price of the underlying stock on the valuation date on the amount payable to you at maturity, if any.  The actual payment amounts received by you will depend on (a) whether the closing price of the underlying stock is below the downside threshold level on the valuation date and (b) the closing price of the underlying stock at maturity (or on the valuation date if we elect to deliver the cash value of those shares).

You can review the historical prices of the underlying stock in the section below called “Freeport-McMoRan Copper & Gold Inc. Overview” on page 8.  The historical performance of the underlying stock should not be taken as an indication of its future performance.  It is impossible to predict whether the price of the underlying stock will rise or fall, whether the price of the underlying stock will or will not be below the downside threshold level on the valuation date, or whether the closing price of the underlying stock at maturity (or on the valuation date if we elect to deliver the cash value of those securities, which will be determined as of that date) will be above the initial share price.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the ELKS.

▪
The ELKS do not guarantee the return of any principal.  The terms of the ELKS differ from those of ordinary debt securities in that the ELKS do not guarantee the return of any of the principal amount at maturity.  Instead, if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each of the ELKS that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of those shares).  The value of those shares (or that cash) will be less than 80% of the stated principal amount and could be zero.

▪
The potential contingent repayment of principal represented by the downside threshold level applies only at maturity.  You will receive the stated principal amount only if the final share price is greater than or equal to the downside threshold level. If you are able to sell the ELKS prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the price of the underlying stock is at or above the downside threshold level.

▪
Your return on the ELKS may be lower than the return on a conventional debt security of comparable maturity.  The return that you will receive on the ELKS, which could be negative, may be less than the return you could earn on other investments.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪
Investors will not participate in any appreciation in the price of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the ELKS will be limited to the monthly coupon payments on the ELKS.  The payment at maturity will not exceed the principal amount plus the final coupon payment.  The overall return on the ELKS, which could be negative, may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the ELKS in the secondary market and the price at which RBCCM may be willing to purchase or sell the ELKS in the secondary market. Although we expect that generally the closing price of the underlying stock on any day may affect the value of the ELKS more than any other single factor, other factors that may influence the value of the ELKS include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	the time remaining until the ELKS mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per ELKS if you try to sell your ELKS prior to maturity.

▪
The ELKS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the ELKS, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the ELKS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the ELKS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the ELKS.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

▪
If the price of the shares of the underlying stock changes, the market value of the ELKS may not change in the same manner. Owning the ELKS is not the same as owning shares of the underlying stock. Accordingly, changes in the price of the underlying stock may not result in a comparable change of the market value of the ELKS. If the closing price of one share of the underlying stock on any trading day increases above the initial share price or the downside threshold level, the value of the ELKS may not increase in a comparable manner, if at all. It is possible for the price of the shares of the underlying stock to increase while the value of the ELKS declines.

▪
Investing in the ELKS is not equivalent to investing in the common stock of Freeport-McMoRan Copper & Gold Inc.  Unless shares of the underlying stock are delivered to you at maturity, investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
Investors in the ELKS may be subject to adverse changes in the value of the underlying stock between the valuation date and the maturity date.  If you are to receive shares of the underlying stock at maturity, the number of shares that you will receive will depend upon their closing price as of the valuation date.  However, three business days will pass before those shares are delivered to you.  If the price of the underlying stock decreases between the valuation date and the maturity date, the value of the securities that you receive at maturity will be reduced accordingly.

▪
No affiliation with Freeport-McMoRan Copper & Gold Inc.  Freeport-McMoRan Copper & Gold Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the ELKS.  We have not made any due diligence inquiry with respect to Freeport-McMoRan Copper & Gold Inc. in connection with this offering.

▪
We or our affiliates may have adverse economic interests to the holders of the ELKS.  RBCCM and other affiliates of ours may trade the shares of the underlying stock and other financial instruments related to the underlying stock on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying stock.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the ELKS. Any of these trading activities could potentially affect the performance of the underlying stock and, accordingly, could affect the value of the ELKS and the amounts, if any, payable on the stock.

We may hedge our obligations under the ELKS through certain affiliates, who would expect to make a profit on that hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the valuation date, which could have an impact on the return of your ELKS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

▪
We may engage in business with or involving Freeport-McMoRan Copper & Gold Inc. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Freeport-McMoRan Copper & Gold Inc. without regard to your interests and thus may acquire non-public information about Freeport-McMoRan Copper & Gold Inc.  Neither we nor any of our affiliates undertakes to disclose any of that information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Freeport-McMoRan Copper & Gold Inc., which may or may not recommend that investors buy or hold the underlying stock.

▪
The historical performance of the underlying stock should not be taken as an indication of its future performance. The price of the underlying stock will determine the amounts to be paid on the ELKS. The historical performance of the underlying stock does not give an indication of its future performance.  As a result, it is impossible to predict whether the price of the underlying stock will rise or fall during the term of the ELKS.  The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors.  The value of the underlying stock may decrease such that you may not receive any return of your investment.  There can be no assurance that the price of the underlying stock will not decrease so that at maturity you will not lose some or all of your investment.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the valuation date.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the ELKS may be materially and adversely affected.

▪
The ELKS will not be listed on any securities exchange and secondary trading may be limited.  The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  RBCCM may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM is willing to purchase the ELKS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the ELKS and the cost of hedging our obligations under the ELKS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the ELKS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by RBCCM, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The ELKS are not designed to be short-term trading instruments.  The price at which you will be able to sell the ELKS to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the ELKS, even in cases where the closing price of one share of the underlying stock has appreciated since the pricing date.  In addition, you may receive less, and possibly significantly less, than the stated principal amount of your ELKS if you try to sell your ELKS prior to the maturity date, and you will not receive the benefit of any contingent repayment of principal represented by the downside threshold level.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the ELKS.  One or more of our subsidiaries expect to carry out hedging activities related to the ELKS (and to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on the valuation date in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, those hedging or trading activities during the term of the ELKS could potentially affect the price of the underlying stock on the valuation date and the payout to you at maturity.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

▪
You must rely on your own evaluation of the merits of an investment linked to the underlying stock.  In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial share price, the downside threshold level, the final share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive at maturity, if any.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.

▪
•We will not hold any shares of the underlying stock for your benefit.  The indenture and the terms governing the ELKS do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the underlying stock that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

▪
Significant aspects of the U.S. federal income tax treatment of the ELKS are uncertain. The tax treatment of the ELKS is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the ELKS, and the Internal Revenue Service or a court may not agree with the tax treatment described in this document.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. While it is not clear whether the ELKS would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your ELKS for U.S. federal income tax purposes.

Please read carefully the sections entitled “U.S. tax considerations” in this document, the section “Tax Consequences – United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Freeport-McMoRan Copper & Gold Inc. Overview

Freeport-McMoRan Copper & Gold Inc., through its subsidiary, is a copper, gold and molybdenum mining company. The Company primarily mines for copper and owns mining interests in Chile and Indonesia. Freeport-McMoRan Copper & Gold also, through a subsidiary, is involved in smelting and refining of copper concentrates.

The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the issuer of the underlying stock pursuant to the Securities Exchange Act can be located by reference to the SEC CIK number 1508671 or File Number 001-11307-01 through the website at.www.sec.gov.  In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on November 29, 2012 [UPDATE]:

Bloomberg Ticker Symbol:	FCX	52 Week High (on 02/06/2012):	$46.73
Current Stock Price:	$39.26	52 Week Low (on 07/25/2012):	$31.43
52 Weeks Ago:	$36.48

The table below sets forth the published high and low closing prices of the underlying stock for each quarter from January 1, 2009 through November 29, 2012. The graph below sets forth the daily closing values of the underlying stock for the period from January 1, 2005 through November 29, 2012.  The closing price of the underlying stock on November 29, 2012 was $39.26.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the valuation date.

Common Stock of Freeport-McMoRan Copper & Gold Inc.	High ($)	Low ($)
2009
First Quarter	21.53	11.07
Second Quarter	30.21	19.14
Third Quarter	36.58	22.50
Fourth Quarter	43.66	32.70
2010
First Quarter	44.05	33.35
Second Quarter	43.67	29.33
Third Quarter	43.52	29.09
Fourth Quarter	60.05	43.62
2011
First Quarter	60.92	47.79
Second Quarter	57.44	46.83
Third Quarter	56.30	30.45
Fourth Quarter	42.80	29.87
2012
First Quarter	46.73	37.36
Second Quarter	39.11	31.60
Third Quarter	42.64	31.43
Fourth Quarter (up to November 29, 2012)	42.43	36.79

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Shares of Freeport-McMoRan Copper & Gold Inc. – Daily Closing Prices January 1, 2005 to November 29, 2012

This document relates only to the ELKS offered hereby and does not relate to the underlying stock or other securities of Freeport-McMoRan Copper & Gold Inc.  We have derived all disclosures contained in this document regarding Freeport-McMoRan Copper & Gold Inc.’s stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the ELKS, neither we nor the agent has participated in the preparation of those documents or made any due diligence inquiry with respect to Freeport-McMoRan Copper & Gold Inc.  Neither we nor the agent makes any representation that those publicly available documents or any other publicly available information regarding Freeport-McMoRan Copper & Gold Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the ELKS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Freeport-McMoRan Copper & Gold Inc. could affect the value received at maturity with respect to the securities and therefore the trading prices of the ELKS.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Additional Information About the ELKS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Closing Price:
The “closing price” for the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)    if the underlying stock (or any such other security) is listed on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed,

(ii)   if the underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if the underlying stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.

If the underlying stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available under the preceding sentence, then the closing price for one share of underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on that day. If a market disruption event (as defined below) occurs with respect to the underlying stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the underlying stock (or any such other security) is not available under either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) for that trading day obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM and its successors or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service.

Record date:
The record date for each monthly coupon payment will be the date one business day prior to the scheduled payment date.  However, the monthly coupon payment payable at maturity will be payable to the person to whom the payment at maturity is payable.

No fractional shares:
At maturity, if our payment is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the ELKS, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the valuation date.

Postponement of valuation date:
In the calculation of the final share price, the calculation agent will take into account market disruption events and non-trading days as follows:

If the scheduled valuation date is not a trading day or if there is a market disruption event on that date, the valuation date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled valuation date, then (i) that fifth succeeding trading day will be deemed to be the valuation date notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the final share price of the underlying stock on that fifth trading day based on the mean of the bid prices for the underlying stock for that date obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM or any of its affiliates may be included in the calculation of the mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price or the final share price, as applicable, will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Market disruption events:
“Market disruption event” means:

(a)  a suspension, absence or material limitation of trading of the underlying stock on its primary market for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(b) a determination by the calculation agent in its sole discretion that any event described in clauses (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the ELKS.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by that securities exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Antidilution adjustments:
1. If the underlying stock is subject to a stock split or reverse stock split, then once the split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in the stock split or reverse stock split with respect to one share of underlying stock.

2. If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of underlying stock) that is given ratably to all holders of the underlying stock or (ii) to a distribution of shares of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of underlying stock and (ii) the prior adjustment factor.

3. If the underlying company issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the ELKS, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of underlying stock offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of underlying stock which the aggregate offering price of the total number of shares of underlying stock so offered for subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to the underlying stock will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable at maturity for each security will be as follows:

•     Upon the valuation date, you will receive for each of the ELKS that you hold a payment at maturity equal to:

➢    If the exchange property value on the valuation date is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the final monthly coupon payment.

➢    If the exchange property value on the valuation date is less than the downside threshold level:  securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a spin-off event, the share of the underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock (collectively, the “exchange property”), in an amount equal to the exchange property delivered with respect to a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor, each determined at the time of the reorganization event, or, at our sole option, the cash value of the exchange property as of the valuation date.

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than its cash value, we will deliver at maturity to DTC, as holder of the securities, a pro rata share of each such type of exchange property.  We expect that the exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on the cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the initial share price or less than the downside threshold level, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of the cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of the exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of the reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of the security multiplied by the quantity of the security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document with respect to the ELKS to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of the exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the valuation date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the ELKS made under paragraph 5 above upon written request by any investor in the ELKS.

Alternate exchange calculation in the case of an event of default:
In case an event of default with respect to the ELKS shall have occurred and be continuing, the amount of cash and/or shares of the underlying stock (or any exchange property) declared due and payable per security upon any acceleration of the ELKS (the “Acceleration Amount”) shall be determined by the calculation agent and will be an amount of cash and/or shares of the underlying stock (or any exchange property) equal to the payment at maturity calculated as if the date of acceleration were the valuation date; provided that the unpaid portion of the final coupon payment will be calculated on a 30/360 basis.

If the maturity of the ELKS is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount and/or shares of the underlying stock (or any exchange property) due with respect to the ELKS as promptly as possible and in no event later than two business days after the date of acceleration.

Listing:	The ELKS will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 ELKS
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the ELKS.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Additional amounts:
We will pay any amounts to be paid by us on the ELKS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the ELKS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)    with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)   which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the ELKS, the holding of ELKS or the receipt of payments thereunder;

(iii)  which presents such ELKS for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting ELKS for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any ELKS means:

a. the due date for payment thereof, or

b. if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the ELKS in accordance with the Indenture; or

(iv)  who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the ELKS at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of ELKS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Canadian tax consequences.”

Canadian tax consequences:
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the underlying stock could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

U.S. tax considerations:
The following is a general description of the material U.S. tax considerations relating to the ELKS. It does not purport to be a complete analysis of all tax considerations relating to the ELKS. Prospective purchasers of the ELKS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the ELKS and receiving payments under the ELKS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus). Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who purchase the ELKS upon original issuance at their issue price and who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. This section assumes that the issue price of the ELKS, as determined for U.S. federal income tax purposes, equals the principal amount thereof. We intend to treat any interest with respect to the ELKS, as determined for U.S. federal income tax purposes, as from sources within the U.S.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ELKS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ELKS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

General

In the opinion of our counsel, Morrison & Foerster LLP, it would be reasonable to treat your ELKS as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments issued by us to you (the “Short-Term Debt Portion”) and (ii) a put option with respect to the Underlying Stock written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this treatment is proper and will be respected. 0.52% of each coupon payment (12.30% in total) on the ELKS will be treated as an interest payment on the Short-Term Debt Portion and 11.78% of each coupon payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Treatment as an Investment Unit

If your ELKS are properly treated as an investment unit consisting of a Short-Term Debt Portion and Put Option, it is likely that the Short-Term Debt Portion of your ELKS would be treated as having been issued for the principal amount of the ELKS and that coupon payments on the ELKS would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be subject to the rules governing short-term debt instruments. Amounts treated as payment for the Put Option would be deferred and accounted for upon sale, exchange or maturity of the ELKS, as discussed below.

With respect to the Short-Term Debt Portion, in general, if you are an individual or other cash basis U.S. holder of an ELKS, you are not required to accrue original issue discount (“OID”) for U.S. federal income tax purposes unless you elect to do so (although it is possible that you may be required to include the relevant interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, or a cash basis taxpayer who so elects, you will be required to accrue OID on the ELKS on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale, exchange or maturity of your ELKS will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale, exchange or maturity. However, if you are not required and do not elect to accrue OID on the Short-Term Debt Portion of your ELKS, you will be required to defer deductions for interest on borrowings allocable to your ELKS in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all payments treated as interest on the Short-Term Debt Portion of your ELKS in the stated redemption price at maturity.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

If you were to receive a cash payment of the full principal amount of your ELKS upon the maturity of your ELKS, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your ELKS) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your ELKS (excluding cash received as a coupon) of less than the full principal amount of your ELKS, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your ELKS over the amount that you received upon the maturity of your ELKS (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

If, instead of making a cash payment to you, we were to exchange your ELKS for shares of the Underlying Stock of equivalent value, the receipt of such Underlying Stock upon the maturity of your ELKS would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would likely not result in the recognition of gain or loss) and (ii) the exercise by us of the Put Option and your purchase of the shares of Underlying Stock you receive for an amount equal to the principal amount of your ELKS. The U.S. federal income tax basis of the shares of Underlying Stock you receive would equal the principal amount of your ELKS less the amount of payments you received for the Put Option and deferred as described above. The holding period in the shares of Underlying Stock you receive would begin the day after you beneficially receive such shares of Underlying Stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share.

Upon the sale or exchange of your ELKS, you would be required to apportion the value of the amount you receive between the Short-Term Debt Portion and Put Option on the basis of the values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Short-Term Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Short-Term Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Short-Term Debt Portion. Except to the extent attributable to accrued but unpaid interest with respect to the Short-Term Debt Portion, such gain or loss would be short-term capital gain or loss. If you are a cash basis taxpayer and do not elect to accrue interest currently, your adjusted basis in your ELKS should generally be the purchase price of your ELKS. If you are an accrual basis holder, or a cash basis holder that elects to accrue interest on your ELKS currently, your adjusted basis in your ELKS should generally be the purchase price of your ELKS increased by the amount of accrued interest and decreased by any interest that is paid in respect of the Short-Term Debt Portion.

Upon the sale of your ELKS, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium payments received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Short-Term Debt Portion on the date of the sale of your ELKS is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Alternative Characterizations

There is no judicial or administrative authority discussing how your ELKS should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service might assert that your ELKS should be treated as a single debt instrument as described in “Tax Consequences — United States Taxation” in the accompanying prospectus. Pursuant to such characterization, the ELKS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” therein. It is also possible that you may be required to include the entire coupon in income when it is received. Further, your ELKS may be characterized, in whole or in part, as a notional principal contract or as a different type of derivative contract.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the ELKS would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your ELKS for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors may be required to report to the Internal Revenue Service all payments on the ELKS.  In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your ELKS before maturity within the United States.  In general, backup withholding may apply to any payments made to a U.S. holder if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.  You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the ELKS. You are a non-U.S. holder if you are a beneficial owner of the ELKS and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

As discussed above, the U.S. federal income tax treatment of the ELKS is uncertain and we and our affiliates will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of coupon payments made on the ELKS to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the interest payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such coupon payments. No assurance can be provided on the proper characterization of the interest payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders must consult their tax advisors in this regard.

If you do not hold your ELKS through an account with us or our affiliates, the institution through which you hold the ELKS may determine to withhold U.S. federal income tax in respect of interest payments made on the ELKS as described above.

You will generally not be subject to U.S. federal income or withholding tax on any gain upon the sale or maturity of the ELKS, provided that (i) you comply with applicable certification requirements, which certification may be made on an Form W-8BEN (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the ELKS. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a U.S. holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to you may be subject to information reporting and to backup withholding unless you comply with applicable certification and identification requirements as to your foreign status.

As discussed above, alternative characterizations of the ELKS for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the ELKS to become subject to withholding tax in addition to the withholding tax described above, or if we determine withholding is appropriate under current law, we will withhold tax at the applicable statutory rate. Prospective investors should consult their own tax advisors in this regard.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Use of proceeds and hedging:
The net proceeds from the sale of the ELKS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the ELKS. The initial public offering price of the ELKS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the ELKS.

Employee Retirement Income Security Act:
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the ELKS.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing ELKS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the ELKS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the ELKS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the ELKS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the ELKS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the ELKS and the transactions contemplated with respect to the ELKS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the ELKS, you should consult your legal counsel.

Supplemental information regarding plan of distribution; conflicts of interest:
Under the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the ELKS from Royal Bank of Canada for distribution to Morgan Stanley Smith Barney LLC.  RBCCM will act as agent for the ELKS and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each of the ELKS they sell.

Morgan Stanley Smith Barney LLC may reclaim selling concessions allowed to individual brokers within Morgan Stanley Smith Barney LLC in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the ELKS distributed by those brokers.

We expect that delivery of the ELKS will be made against payment for the ELKS on or about December  , 2012, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the ELKS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Where you can find more information:
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You should read this document together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. Capitalized terms used but not defined in this document will have the meanings given to them in the prospectus supplement. In the event of any conflict, this document will control.  The ELKS vary from the terms described in the prospectus supplement in several important ways.  You should read this document carefully.

This document, together with the documents listed below, contains the terms of the ELKS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and in this document, as the ELKS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ELKS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm
•      Prospectus Supplement dated January 28, 2011:
http://sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

Validity of the securities:
In the opinion of Norton Rose Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

November 2012

ELKS® Based on the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 3, 2013
Equity LinKed Securities (“ELKS®”)

Terms incorporated in the Master Note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Use of proceeds and hedging” in “Additional Information About the ELKS” of this pricing supplement, and the definition of “business day” on page 23 of the prospectus supplement.

November 2012